Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated April 30, 2021) pertaining to the 2021 Omnibus Incentive Compensation Plan of Sabre Corporation of our reports dated February 25, 2021, with respect to the consolidated financial statements and related schedule of Sabre Corporation, and the effectiveness of internal control over financial reporting of Sabre Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 30, 2021